Agreement of Merger

     This Agreement of Merger ("Agreement") dated as of May 14, 2002, among MetaSource Systems, a Delaware company, hereinafter called "MSS"; Digit, a United Kingdom corporation, hereinafter called the "Acquired Company"; and the Acquired Company's stockholders, hereinafter called the "Stockholders", as listed in Appendix A.

1. Agreement of Merger. All of the Acquired Company's shares shall be acquired by MSS in exchange solely for an amount of common stock of MSS as hereinafter defined in Article Two. Within 60 days of the date MSS begins trading as a listed security on a nationally recognized market, such as the Nasdaq, Over the Counter Bulletin Board, or other stock exchange, the shares of MSS will be issued to the Acquired Company's stockholders on a pro rata basis of share ownership of the Company. Until such date MSS shares will not be exchanged

 2. Exchange of Shares. MSS and the Stockholders agree that all of the shares of the Acquired Company shall be exchanged with MSS for shares of MSS common stock based on the following formula: the average of 5 times April 1, 2001 through March 31, 2002 pro forma earnings of the Acquired Company plus 5 times April 1, 2002 through March 31, 2003 earnings of the Acquired Company, where pro forma earnings are calculated in a method acceptable to the MSS auditor, based on the average trading price (defined hereinafter) of MSS common stock on the first twenty days of public trading of MSS shares after MSS merges with an already public company. The average trading price of MSS shares will be calculated as the sum of high and low prices of each day as reported on finance.yahoo.com during the first twenty business days of trading divided by forty. Within 60 days of March 31, 2003, additional shares will be added according to the formula above if April 1, 2002 through March 31, 2003 Acquired Company earnings are greater than April 1, 2001 through March 31, 2002 Acquired Company pro forma earnings. If April1, 2002 through March 31, 2003 Acquired Company earnings are less than April 1, 2001 to March 31, 2002 Acquired Company pro forma earnings, the appropriate shares will be subtracted according to the formula above.



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 3.  Delivery of Shares. On the Closing Date, the Stockholders will deliver to
     MSS certificates representing their Acquired Company shares duly endorsed with signatures guaranteed and with documentary stamps affixed at the Stockholders' expense so as to make MSS the sole owner thereof, free and clear of all claims and encumbrances. Delivery will be made at 21 Denbigh St, London, England. The MSS shares to be issued to Stockholders will be held in escrow by MSS for a period of one year from the closing date or until the current debts of Digit are paid off, whichever is longer. Shares held in escrow by MSS will secure and indemnify MSS against a breach of warranties detailed hereinafter in Article Four of this Agreement. In the event of an alleged breach of the warranties detailed in Article Four, MSS and the Stockholders will negotiate in a timely manner a reduction in the number of shares which are to be issued to Stockholders as compensation for such breach. In the event such negotiations do not produce an agreed upon reduction in the number of shares, MSS and the Stockholders agree to submit the dispute to the American Arbitration Association (AAA) no later than one year from the date the breach was discovered. At the end of one year from the Closing Date, the Stockholders will be fully vested in the MSS shares less any amount forfeited, disputed, agreed upon or resolved by the AAA for forfeiture due to alleged breach of warranties described in Article four. Resolution of claims by the AAA will be binding on MSS, the Acquired Company and the Stockholders.

 4. Representations of Stockholders and the Acquired Company. The Stockholders and the Acquired Company represent and warrant as follows:

     a) Schedule 4 attached to this Agreement lists all debt and liabilities of Acquired Company. Except as otherwise specified in Schedule 4 attached hereto, Acquired Company has no other debt or liabilities.

     b) Acquired Company has been granted the authority by the certain of Acquired Company's officers who are owners of record of property located in Hoxton Square, London, England to represent and warrant that when such property is sold, leased or mortgaged or otherwise transferred for consideration, all of the net proceeds, after paying bank mortgages off, but totaling at least 100,000 British Pounds - will be applied to satisfy Acquired Company's debt and liabilities as specified in Schedule 4 attached hereto. Acquired Company will provide MSS with written notice of any transfer or sale of property no later than 10 days from such sale or transfer and the net proceeds shall be applied to satisfy Acquired Company's debt no later than 10 days from the receipt of such funds.

     c) As of the Closing Date the Stockholders will be the sole owners of the Acquired Company shares appearing of record in their names; such shares will be free from claims, liens or other encumbrances.

     d) The Acquired Company shares will constitute validly issued shares of the Acquired Company which are fully paid and nonassessable.

     e) As of the Closing Date, there will be 1,025,000 shares of Acquired Company's stock issued and outstanding. There are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Acquired Company's share capital or any security convertible into or exchangeable for any shares of the Acquired Company's capital stock or obligating the Acquired Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No Acquired Company shares are reserved for issuance under any stock purchase, stock option or other benefit plan.


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     f)  The financial statements of the Acquired Company, as of March 31, 2002, which will be delivered to MSS prior to the Closing Date, are true and complete statements of the financial condition of the Acquired Company as of that date; there are no material liabilities, either fixed or contingent, not reflected in such financial statements other than contracts of obligations in the usual course of business; and no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter substantially the financial condition of the Acquired Company as reflected in such financial statements.

     g) Since March 30, 2002, there have not been, and prior to the Closing Date there will not be, any material changes in the financial condition of the Acquired Company, except changes arising in the ordinary course of business.

     h) The Acquired Company owns, or has the irrevocable right to use, sell or license all of its Intellectual Property Rights (as defined below, the "IP Rights"), necessary or required for the conduct of its business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its business. Further, the Acquired Company is the legal and beneficial owner of all its IP Rights. Any and all intellectual property held by the Acquired Company is owned outright, free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Acquired Company. The Acquired Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Acquired Company IP Rights and all of Acquired Company's proprietary rights therein. All officers, employees, agents, and consultants of the Acquired Company having access to proprietary information agree not to disclose such information to any third parties. IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records.

     i) The Acquired Company is not involved in any pending litigation or governmental investigation or proceeding not reflected in the Acquired Company's financial statements or otherwise disclosed in writing to MSS, and to the knowledge of the Acquired Company or the Stockholders, no litigation or governmental investigation or proceeding is threatened against the Acquired Company.

     j) As of the Closing Date, the Acquired Company will be in good standing as a United Kingdom Company.

     k) As of the Closing Date, the Acquired Company will have in effect all fire, casualty and liability and other relevant insurance policies.

     l) There will be no dividends of the Acquired Company declared and unpaid on any shares of any class of capital stock as of the Closing Date.

     m) Prior to the Closing Date, the Acquired Company warrants that it will not make or become a party to any contract or commitment, or renew, extend, amend or modify any contract or commitment, except in the ordinary course of business.

     n) The Acquired Company and the Stockholders are duly authorized to execute this agreement.


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5.   Representations of MSS. MSS represents and warrants as follows:

     a) As of the Closing Date, the MSS shares to be delivered to the Stockholders will constitute valid and legally issued shares of MSS, fully paid and nonassessable.

     b)  The officers of MSS are duly authorized to execute this agreement.

     c) MSS is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders.

     d) As of the Closing Date, MSS will be in good standing as a Delaware corporation.

6.   Closing Date. The Closing Date shall be May 14, 2002.

7. Prohibited Acts. From the date this agreement is executed to the Closing Date, the Acquired Company agrees not to do any of the following:

     a) Declare or pay any dividends or other distributions on its stock or purchase or redeem any of its stock;

     b) Issue any stock or other securities, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness not in the usual course of business.

     c) Make capital expenditures in excess of that made in the normal course of business, except with the consent of MSS.

8. Delivery of Records. The Stockholders agree that on or before the Closing Date they will cause to be delivered to MSS such corporate records or other documents as MSS may request in order to effectuate the transaction contemplated by this agreement.

9. Dilution of Shares. The Acquired Company consents and acknowledges that MSS may authorize and/or issue additional common shares, preferred shares, or warrants to purchase common shares of MSS prior to, at or subsequent to the Closing Date. The Acquired Company and Stockholders acknowledge that the MSS common shares held by the Stockholders may experience a dilution in their percentage of ownership in MSS as a result of issuance by MSS of additional shares.



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10.  Tax-Free Reorganization. The transactions contemplated herein shall be treated as a tax-free plan of reorganization under Section 368(a) of the Internal Revenue Code, the MSS shares issued in this transaction will be issued solely in exchange for the shares held by the Stockholders, and no other transaction shall be an adjustment to the consideration between the parties to this agreement for the transactions contemplated hereby. Further, no consideration which would constitute "other property" within the meaning of Section 356(a) of the Internal Revenue Code is being transferred by the parties as consideration pursuant to this agreement. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Article 9, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Neither MSS nor the Acquired Company represents or warrants that the transactions contemplated herein will qualify as a reorganization under the Internal Revenue Code.

11. Good and Marketable Title. After acquiring the Acquired Company, MSS shall have good and marketable title and/or licenses or rights to use all of the Acquired Company's tangible and intangible assets including, but not limited to, intellectual properties necessary or required to successfully develop and commercially exploit the Acquired Company's business.

12. Acquisition Intent of Shareholders. Stockholders are acquiring the MSS shares for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Each of the Stockholders represents and confirms to MSS that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Buyer's securities; (ii) is aware of the limits on resale of the MSS shares imposed because of the nature of the transactions contemplated herein, including, but not limited to, restrictions specified by Rule 144 promulgated by the Securities and Exchange Commission; and (iii) is receiving the MSS shares without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Section 4(2) of the Securities Act for investment, and without any intent to sell, resell, or otherwise distribute the MSS shares in any manner that is in violation of the Securities Act. The certificates representing the MSS shares, when delivered to the Stockholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:



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     "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT
     FROM REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933. THOSE SECURITIES MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER AND ITS COUNSEL THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE
     REGISTRATION REQUIREMENTS OF THAT ACT."

     Each Stockholder who is not a United States Citizen acknowledges that their MSS stock certificates will be affixed with the following legend:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION, (2) BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE SURVIVING CORPORATION'S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE SURVIVING CORPORATION AND IN THE CASE OF THE FOREGOING CLAUSE (D), A CERTIFICATE OF TRANSFER (A FORM OF WHICH MAY BE OBTAINED FROM THE SURVIVING CORPORATION) COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE SURVIVING CORPORATION. HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY MAY NOT BE CONDUCTED BY THE HOLDER HEREOF UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

     Each Stockholder agrees not to attempt any transfer of any of the MSS shares without first complying with the substance of that legend and agrees that the satisfaction of MSS may, if MSS so requests, depend in large part upon an opinion of counsel acceptable in form and substance to MSS, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Stockholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the MSS shares issued to such Stockholders.

13. Notices. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, united states certified mail, to the following addresses:

If to MSS:
MetaSource Systems, Inc.
40 Exchange Place, Suite 1607
New York, NY 10005
Attention of Courtney Smith, President

If to Digit or its Stockholders:
54-55 Hoxton Square
London, England N1 6PB
Andy Chambers
54-55 Hoxton Square
London, England N1 6PB



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14.   Successors. This agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

15. Indemnification. The Acquired Company shall save MSS harmless from and against and shall indemnify MSS for any liability, loss, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property by reason of any act, neglect, default or omission of Acquired Company or any of Acquired Company's agents, employees, or other representatives, committed prior to the subject acquisition, and Acquired Company shall pay all amounts to be paid or discharged in case of an action or any such damages or injuries. If MSS is sued in any court for damages by reason of any of the acts of Acquired Company, Acquired Company or such other party shall defend the resulting action (or cause same to be defended) at Acquired Company's expense and shall pay and discharge any judgment that may be rendered in any such action; if Acquired Company fails or neglects to so defend in such action, MSS may defend such action and any expenses, including reasonable attorneys' fees, which MSS may pay or incur in defending such action and the amount of any judgment which MSS may be required to pay shall be promptly reimbursed by Acquired Company upon demand by MSS.

16. Governing Law. This agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to its provisions concerning choice of laws or choice of forum. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in New York and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under state or federal law.



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   Executed in multiple counterparts, each of which shall be deemed a duplicate original, as of the date first above written.



   MetaSource Systems, Inc.               by: /s/ Courtney Smith
                                              --------------------------------
                                                  Courtney Smith


   Digit                                  by: /s/ Andrew Chambers
                                              --------------------------------
                                                  Andrew Chambers

                                          by: /s/ D Singh
                                              --------------------------------
                                                  Daljit Singh (Co.Secretary)






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                                   Appendix A



Shares Outstanding of Company: 1,025,000
Shares Held in Treasury: 0
Stockholders of Record:
Name: Andrew Chambers                                     Shares Owned: 500,000
Name: Daljit Singh                                        Shares Owned: 500,000
Name: Nick Cristea                                        Shares Owned: 12,500
Name: Simon Sankarayya                                    Shares Owned: 12,500